EXHIBIT 99.1

Pre-Paid Legal Services, Inc.
Employee Stock Ownership
and Thrift Plan and Trust


Financial Statements
for the Years Ended December 31, 1996 and 1995 and Independent Auditors' Report

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Index to Financial Statements

Independent Auditors' Report

Financial Statements as of December 31, 1996 and 1995 and for the Years Then Ended:

     Statement of Net Assets Available for Benefits

     Statement of Changes in Net Assets Available for Benefits

     Notes to Financial Statements


Schedules required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.



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INDEPENDENT AUDITORS REPORT


To the Trustees and Participants of the Pre-Paid Legal Services, Inc.
   Employee Stock Ownership and
   Thrift Plan and Trust

We have audited the accompanying statements of net assets available for benefits of the Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan and Trust (the "Plan") as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1996 and 1995, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Oklahoma City, Oklahoma

May 6, 1997

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Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Statements of Net Assets Available for Benefits



                                                                December 31,
                                                             1996         1995
Assets

Investments, at fair value:
   Short-term investment fund (Cost: 1996, $89,158;
1995, $80,304) .......................................   $   89,158   $   80,304
   Pre-Paid Legal Services, Inc. common stock
     (Cost: 1996, $394,569; 1995, $390,132) ..........    3,895,536    2,905,705
   Participant - directed mutual funds ...............      953,218         --
Receivables:
   Employer contribution .............................       55,705       46,026
   Participants' elective deferrals ..................        2,673        1,257
                                                         ----------   ----------

     Net assets available for benefits ...............   $4,996,290   $3,033,292
                                                         ==========   ==========


The  accompanying  notes are an  integral  part of these financial statements.


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Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Statements of Changes in Net Assets Available for Benefits



                                                           December 31,
                                                         1996         1995

Additions to net assets:
   Net investment income:
     Net appreciation in fair value of investments   $2,257,438   $2,600,978
     Interest and dividend income ................       29,380        5,152
                                                     ----------   ----------

                                                      2,286,818    2,606,130
                                                     ----------   ----------

   Contributions:
     Employer (Pre-Paid Legal Services, Inc.
     common stock)................................       55,705       46,026
     Participants ................................       91,502       69,279
                                                     ----------   ----------

                                                        147,207      115,305
                                                     ----------   ----------

     Total additions .............................    2,434,025    2,721,435
                                                     ----------   ----------

Deductions from net assets:
   Benefits paid to participants .................      471,027      451,799
                                                     ----------   ----------


     Net increase in net assets ..................    1,962,998    2,269,636

Net assets available for benefits:
   Beginning of year .............................    3,033,292      763,656
                                                     ----------   ----------

   End of year ...................................   $4,996,290   $3,033,292
                                                     ==========   ==========

The  accompanying  notes are an  integral  part of these financial statements.

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust

Notes to Financial Statements
For the Years Ended December 31, 1996 and 1995


1.   Formation of the Plan and Summary of Significant Accounting Policies

The Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan and Trust (the "Plan") was established on January 1, 1988 for the benefit of the employees of Pre-Paid Legal Services, Inc. and its subsidiaries (the "Company"). The Plan is administered by a committee of three employees of the Company appointed by the Company (the "Committee"). The Committee also serves as the Plan's Trustee and Investment Manager.

During December 1995, the Board of Directors of the Company approved an amendment to the Plan effective January 1, 1996. The amendment provides that participants who have attained the age of fifty-five shall have the right to make an election to direct the Trustee as to the investment of their accounts. Such participants may elect to diversify up to 100% of their deferred compensation accounts and the vested portion of their Company Contribution Accounts in one or more "no load" mutual funds of any regulated investment company as defined by Section 851 of the Internal Revenue Code.

The following is a summary of the Plan's significant accounting policies:

Basis of accounting

The Plan's financial statements are prepared on the accrual basis of accounting in conformity with generally accepted accounting principles.

Investments

Investments traded on national securities exchanges are valued at closing prices on the last business day of the year. The cost of stock sold is determined on the basis of average cost. Actual cost is used as a basis for sales of all other investments.
Investment transactions are recorded on a trade date basis.

Under the terms of the Plan, the Committee acquires, holds and disposes of all cash and investments, including common and preferred stock of the Company, through a trust fund.

Non-Cash Contributions

Contributions of Company stock are recorded at fair value at the date of contribution.

Expenses

The Company elected to pay all of the Plan's administration expenses in 1996 and 1995 although it is not obligated to do so. Any expenses not paid by the Company would be paid by the Plan.

Reclassification

Certain prior year amounts have been reclassified to conform to current year presentation.

2.   Plan Description

The following brief description of the provisions of the Plan is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General

The Plan is a defined contribution plan covering certain employees of the Company and employees of affiliated companies which file a consolidated tax return with the Company. The plan year is January 1 to December 31. All employees at least 21 years of age are eligible to enroll in the Plan on January 1 or July 1 following the date the employee completes one year of service (1,000 hours) within 12 consecutive months of their employment date.

Participants contribute to the Plan on a pre-tax basis only. Types of contributions provided for in the Plan are:

Discretionary Company Contributions

The Company may make discretionary contributions to the Plan for each plan year. The contributions may vary from year to year and shall be determined by written action of the Board of Directors of the Company. Contributions may be made only out of the Company's consolidated net profits before federal and state income taxes from the current or a preceding plan year. The Company's contribution may be paid to the Trustee either in cash, qualified employer securities or in other property. In 1996 and 1995 all Company contributions were made in qualified employer securities.

Discretionary Matching Company Contribution

The matching Company contribution is an amount determined, in the sole discretion of the Company, and added to amounts forfeited by other participants, to match the following percentages of participants' deferred compensation contributions (up to a maximum of 6%) for the plan year. The matching Company contribution is allocated at the end of each plan year to each participant's Company contribution account based on the following percentages:

                    Years of Service On
                         First Day               Matching
                       Of Plan Year             Percentages
                       ------------             -----------

                           0 - 5                    50%
                          6 - 10                    75%
                        11 or more                 100%

Employee Deferred Compensation Contribution

A participant may elect to defer a portion of his compensation in the form of a contribution to his deferred compensation account under the Plan. Subject to the limitations contained in the Plan, a participant may elect to defer any portion of his compensation. However, a participant may never defer more than the lesser of the Internal Revenue Service limitation ($9,500 in 1996 and $9,240 in 1995) in any plan year or a percentage of compensation greater than the maximum percentage of compensation determined annually by the Committee.

Separate accounts are maintained for each participant in the Plan. When an election is made by the participant to defer part of his compensation, an employee deferred compensation account is established. Each participant will also have a Company contribution account consisting of matching and/or discretionary contributions made by the Company and a proportionate share of forfeitures.

All amounts in the participant's accounts are placed in a trust fund and invested by the Trustee. The Trustee must invest the trust fund solely in the interest of and for the exclusive purpose of providing benefits to the participants and their beneficiaries while minimizing the expenses of administering the Plan. Under the terms of the Plan, all Company contributions and up to seventy-five percent (75%) of the participant's contributions may be invested in common stock of the Company or in preferred stock convertible into common stock of the Company at a conversion price which, as of the date of acquisition by the Plan, is reasonable. Such securities are termed qualified employer securities.

Participants who have reached the age of fifty-five may elect to diversify up to 100% of their deferred compensation accounts and the vested portion of their Company contribution accounts in one or more no load mutual funds.

A participant will be entitled to his employee deferred compensation account at the normal retirement date, permanent disability, death, separation from employment, attaining age 59 1/2, or in the case of hardship (as determined by the Committee).

A participant will be entitled to the full amount credited to his Company contribution account at the normal retirement date, or upon permanent disability or death. If a participant terminates employment for any reason after he has completed at least one (1) year of service, he will be entitled to receive a portion or all of his account, depending on his years of service. The percentage of the Company contribution account to which a participant is entitled, and the percentage forfeited if a participant leaves the Company for reasons other than retirement, permanent disability or death prior to becoming fully vested, is computed according to the following formula:

                                           Vested               Forfeited
        Years of Service                 Percentage             Percentage
        ----------------                 ----------             ----------

        Less than 1                           0%                   100%
        1 but less than 2                    20%                    80%
        2 but less than 3                    40%                    60%
        3 but less than 4                    60%                    40%
        4 but less than 5                    80%                    20%
        5 or more                           100%                     0%

A participant will always be fully vested in his employee deferred compensation account, regardless of his years of service.

The Company may amend the Plan at any time to conform to the Internal Revenue Code, Treasury Regulations and rulings thereunder. The Company has the right to terminate the Plan at any time upon prior written notice to the Trustee and may direct the Trustee to liquidate the shares of participants in the trust fund. Upon termination or permanent suspension of contributions, the accounts of all participants affected thereby shall become nonforfeitable and shall be distributed within twenty-five (25) months of the termination.

3.    Investments

At December 31, 1996 and 1995, the Plan held 213,454 and 279,933 shares, respectively, of the Company's common stock. Other than the Company's common stock, investments of the Plan which represented five percent or more of the Plan's net assets available for benefits consisted of $304,106 in Fidelity Cash Reserves Fund at December 31, 1996.

4.    Fund Information

Benefits paid to participants and net investment income by fund are as follows for the years ended December 31, 1996 and 1995:

                                                    1996            1995
Benefits paid to participants:
   Company common stock ...................     $  426,163      $  414,039
   Participant - directed mutual funds ....         34,907            --
   Short-term investment fund .............          9,957          37,760
                                                ----------      ----------
Total .....................................     $  471,027      $  451,799
                                                ==========      ==========

Net investment income:
   Company common stock ...................     $2,237,420      $2,600,978
   Participant - directed mutual funds              45,222            --
   Short-term investment fund .............          4,176           5,152
                                                ----------      ----------
Total .....................................     $2,286,818      $2,606,130
                                                ==========      ==========


During 1996, qualifying participants elected to transfer approximately $943,000 into participant-directed mutual funds.

5.    Tax Status

A favorable determination letter dated June 22, 1993 was received from the Internal Revenue Service indicating that the Plan, as amended through December 17, 1991, qualifies under Section 401(a) of the Internal Revenue Code and is exempt from Federal income taxes under Section 501(a) of the Code. The Plan has been amended since receiving the determination letter. However, the Company and plan administrator believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, the Company and plan administrator believe that the Plan continues to be qualified and no provision for income taxes has been included in the Plan's financial statements.

6.    Distributions

Former participants are entitled to receive distribution of the vested portion of their account balance sixty days after the plan year end. The former participants may request distribution of their accounts in the form of Company common stock or cash. Former participants who have elected to diversify all or a portion of their Plan accounts into no load mutual fund investments will receive a distribution of mutual fund shares included in their account. The ability of the Plan to make distributions in cash depends, in part, on the cash available within the Plan to purchase the former participant's vested shares of the Company's common stock. Distributions made in 1996 consisted of 27,735 shares of the Company's common stock and cash of $44,864. Distributions made in 1995 consisted of 70,897 shares of the Company's common stock and cash of $37,760.

Former participants who terminated employment during 1996 and have not yet received distribution of their account, will receive distribution in 1997. The balance of the accounts of the former participants at December 31, 1996 included 694 vested shares of the Company's common stock and cash of $436. The closing price per share of the Company's common stock on March 1, 1997 was $16.00.

At December 31, 1995, the balance of the accounts of former participants who terminated during 1995 and received distribution in 1996 included 4,169 vested shares of the Company's common stock and cash of $1,647. The closing price per share of the Company's common stock on February 29, 1996 was $10.13.